Exhibit 99.1

For Immediate Release	For More Information Contact: Barron Beneski (703) 406-5528 Public and Investor Relations beneski.barron@orbital.com

ORBITAL ANNOUNCES THIRD QUARTER 2011 FINANCIAL RESULTS

— Company Reports Solid Growth in Revenues and Operating Income in All Segments —

— Orbital Also Provides Preliminary 2012 Financial Outlook for Revenue Growth, Margin Expansion and Improved Cash Flow —

(Dulles, VA 20 October 2011) — Orbital Sciences Corporation (NYSE: ORB) today reported its financial results for the third quarter of 2011.  Third quarter 2011 revenues were $342.2 million, up 9% compared to $314.5 million in the third quarter of 2010.  Third quarter 2011 operating income was $24.7 million, compared to $19.4 million in the third quarter of 2010.

Net income was $16.5 million, or $0.28 diluted earnings per share, in the third quarter of 2011, compared to net income of $10.6 million, or $0.18 diluted earnings per share, in the third quarter of 2010.  Orbital’s free cash flow* in the third quarter of 2011 was $16.3 million compared to $28.9 million in the third quarter of 2010.

Mr. David W. Thompson, Orbital’s Chairman and Chief Executive Officer, said, “The company’s third quarter 2011 revenues reflected strong growth in all business segments. Operating income increased 27%, boosted by substantial profit improvement in our satellites and space systems segment.  With higher operating margins and lower tax rates, Orbital reported a 56% increase in net income and earnings per share as well.  In addition, we successfully completed a number of operational activities during the quarter, including seven major rocket launches and space system deployments and four additional system deliveries.”

________
* “Free cash flow” is a non-GAAP financial measure.  For additional details, please refer to the sections of this press release entitled “Cash Flow” and “Disclosure of Non-GAAP Financial Measure.”

—more—

Orbital Sciences Corporation s 21839 Atlantic Blvd., Dulles, VA 20166 s 703-406-5000

Orbital Announces Third Quarter 2011 Financial Results

Financial Highlights

Summary financial results were as follows:

	Third Quarter		First Nine Months
($ in millions, except per share data)	2011	2010	2011		2010
Revenues	$342.2	$314.5	$1,010.5		$948.4
Operating Income	24.7	19.4	57.6		48.9
Net Income	16.5	10.6	50.0	(1)	26.2
Diluted Earnings Per Share	$0.28	$0.18	$0.84	(1)	$0.45

(1) Includes a favorable non-recurring income tax adjustment which increased net income by $7.7 million, or $0.13 diluted earnings per share, in the second quarter of 2011.

Revenues increased $27.7 million, or 9%, in the third quarter of 2011 compared to the third quarter of 2010 due to revenue growth in each of the company’s three segments.  Launch vehicles segment revenues increased $10.7 million, satellites and space systems segment revenues increased $19.3 million and advanced space programs segment revenues increased $9.0 million.  The growth in segment revenues was partially offset by an $11.3 million increase in intersegment revenue eliminations.

Operating income increased $5.3 million, or 27%, in the third quarter of 2011 compared to the third quarter of 2010 primarily due to a $4.0 million increase in operating income in the satellites and space systems segment that was mainly attributable to increased contract activity and a profit improvement in the communications satellites product line.

Net income in the third quarter of 2011 increased to $16.5 million, or $0.28 diluted earnings per share, compared to $10.6 million, or $0.18 diluted earnings per share, in the third quarter of 2010.  The company’s effective income tax rate decreased to 25.7% compared to 39.0% in the third quarter of 2010 due to federal research and development (R&D) tax credits that were recognized in the third quarter of 2011.

—more—

Orbital Announces Third Quarter 2011 Financial Results

Segment Results

Third quarter operating results by business segment were as follows:

Launch Vehicles

	Third Quarter			First Nine Months
($ in millions)	2011	2010	% Change	2011	2010	% Change
Revenues	$116.5	$105.8	10%	$353.2	$301.8	17%
Operating Income	5.2	5.0	4%	7.1	13.0	(45%	)
Operating Margin	4.5%	4.7%		2.0%	4.3%

Launch vehicles segment revenues increased $10.7 million in the third quarter of 2011 compared to the third quarter of 2010 primarily due to increased production work on target launch vehicles and Taurus II rockets, partially offset by decreased activity on Minotaur space launch vehicles and missile defense interceptors.

Segment operating income increased $0.2 million in the third quarter of 2011 compared to the third quarter of 2010 primarily due to the absence of unrecovered R&D expenses that were recognized in the third quarter of 2010, in addition to increased activity on target launch vehicle contracts.  These factors were partially offset by decreased activity on certain space launch vehicles and missile defense interceptors, and profit margin reductions on certain space launch vehicle contracts.  Segment operating margin decreased marginally primarily due to profit margin reductions on certain space launch vehicle contracts and higher Taurus II intersegment revenues (which do not generate profit) partially offset by the absence of unrecovered R&D expenses that were recognized in the third quarter of 2010.

Satellites and Space Systems

	Third Quarter			First Nine Months
($ in millions)	2011	2010	% Change	2011	2010	% Change
Revenues	$141.1	$121.8	16%	$432.0	$361.7	19%
Operating Income	11.5	7.5	53%	30.2	22.7	33%
Operating Margin	8.2%	6.2%		7.0%	6.3%

Satellites and space systems segment revenues increased $19.3 million in the third quarter of 2011 compared to the third quarter of 2010 primarily due to increased activity on communications satellites and space technical services contracts, partially offset by decreased activity on science and remote sensing satellite contracts.

Segment operating income increased $4.0 million in the third quarter of 2011 compared to the third quarter of 2010 primarily due to increased contract activity and profit margin improvements on communications satellite contracts and space technical services contracts, partially offset by decreased activity on science and remote sensing satellite contracts.  Communications satellite

—more—

Orbital Announces Third Quarter 2011 Financial Results

operating results improved in part due to the absence of costs incurred in the third quarter of 2010 pertaining to the successful resolution of a satellite anomaly that occurred in early 2010.  Segment operating margin increased primarily due to profit margin improvements on communications satellite contracts and the absence of the satellite anomaly resolution costs.

Advanced Space Programs

	Third Quarter			First Nine Months
($ in millions)	2011	2010	% Change	2011	2010	% Change
Revenues	$112.2	$103.2	9%	$308.1	$331.7	(7%	)
Operating Income	8.0	7.8	3%	20.3	15.8	28%
Operating Margin	7.1%	7.6%		6.6%	4.8%

Advanced space programs segment revenues increased $9.0 million in the third quarter of 2011 compared to the third quarter of 2010 primarily due to increased activity on national security satellite contracts partially offset by decreased revenues on the Commercial Resupply Services (CRS) contract, resulting from a higher level of subcontract activity in the third quarter of 2010, and decreased activity on the Orion LAS contract that was terminated in 2010.

Segment operating income increased $0.2 million in the third quarter of 2011 compared to the third quarter of 2010 primarily due to increased activity and profit margin improvements on national security satellite contracts, and the absence of a profit reduction in the third quarter of 2010 attributable to the termination of the Orion LAS contract.  These factors were substantially offset by a $5.4 million profit improvement in the third quarter of 2010 related to an R&D expense adjustment.  Segment operating margin decreased marginally in the third quarter of 2011 primarily due to the same factors that impacted segment operating income.

Cash Flow

Cash flow for the third quarter and first nine months of 2011 were as follows:

	Third Quarter	First Nine Months
($ in millions)	2011	2011
Net Cash Provided by Operating Activities	$26.6	$94.6
Capital Expenditures	(10.3)	(43.1)
Free Cash Flow	16.3	51.5
Other, Net	0.9	0.1
Net Increase in Cash	17.2	51.6
Beginning Cash Balance	286.8	252.4
Ending Cash Balance	$304.0	$304.0

—more—

Orbital Announces Third Quarter 2011 Financial Results

New Business Highlights

During the third quarter of 2011, Orbital received approximately $275 million in new firm and option contract bookings.  In addition, the company received approximately $245 million of option exercises under existing contracts.  As of September 30, 2011, the company’s firm contract backlog was approximately $2.2 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $4.9 billion.

Operational Highlights

In the third quarter of 2011, the company successfully conducted four launch vehicle missions and three satellite and space system deployments.  The company also completed and shipped another four rockets and satellite systems to customers for missions to be carried out in the future.  The missions completed in the quarter included two Minotaur IV launches: one deployed a suborbital hypersonic-flight research payload for the Defense Advanced Research Projects Agency (DARPA) and the other launched the U.S. Navy’s TacSat-4 satellite into Earth orbit.  Orbital also conducted two flights of its Coyote supersonic sea-skimming target vehicle for the U.S. Navy.  In addition, the SES-2 and SES-3 commercial communications satellites built by Orbital for SES of Luxembourg were deployed during the quarter.  The SES-2 spacecraft also carried the Commercially Hosted Infrared Payload (CHIRP) experimental sensor for the U.S. Air Force that Orbital procured, tested and integrated with the spacecraft.

In addition, in early October, the Intelsat 18 commercial communications satellite built by Orbital for Intelsat S.A. was successfully launched and deployed.  This was the fourth company-built geosynchronous satellite delivered and launched in 2011.  The company also launched a medium-range target for the U.S. Missile Defense Agency earlier this month.

The company achieved important milestones in its Taurus II and Cygnus development programs in the last three months.  Highlights included the delivery of the first pressurized cargo module for the Cygnus spacecraft to the Wallops Island launch site and the resumption of Taurus II main rocket engine testing with a successful hot-fire operation of an AJ26 engine at NASA’s Stennis Space Center in September.  However, continued delays in completing construction and certification of the Wallops Island launch complex are expected to result in an approximately two-month schedule delay for the first Taurus II test flight, moving it from late December 2011 to late February or early March 2012.

For the remainder of 2011, Orbital is scheduled to complete up to seven more space missions and product deliveries as well as several additional major R&D milestones.  These operations will increase the total number of major missions and system deliveries in 2011 to approximately 40 for the year.

—more—

Orbital Announces Third Quarter 2011 Financial Results

2011 Financial Guidance

The company’s updated financial guidance for full year 2011 is as follows:

	Current	Previous
Revenues ($ in millions)	$1,350 - $1,375	$1,325 - $1,375
Operating Income Margin	5.50% - 5.75%	5.25% - 5.75%
Diluted Earnings per Share	$1.00 - $1.05	$0.95 - $1.05
Free Cash Flow ($ in millions)	Breakeven - ($20)	($40 - $60)

The updated guidance for 2011 reflects narrower ranges for revenues, operating income margin and earnings per share.  The guidance for free cash flow has improved substantially, primarily due to the timing of cash receipts on certain satellite contracts.  The updated guidance assumes a full-year effective income tax rate of approximately 23%.

2012 Preliminary Outlook

The company’s preliminary financial outlook for full year 2012 is as follows:

2012
Revenues ($ in millions)	$1,475 - $1,525
Operating Income Margin	6.50% - 7.00%
Diluted Earnings per Share	$0.95 - $1.05
Free Cash Flow ($ in millions)	$10 - $30

The preliminary outlook for 2012 is based on a variety of assumptions about future business conditions and operational events, including new business bookings, U.S. Government budget levels and tax policies.  This outlook assumes that the effective income tax rate will be in the range of 36% to 38% in 2012.  The effective income tax rate is expected to be higher in 2012 as compared to 2011 due to tax credits and the one-time income tax adjustment noted above that reduced the 2011 income tax rate but are not expected to be applicable to the company in 2012.

Disclosure of Non-GAAP Financial Measure

Free cash flow is defined as GAAP (Generally Accepted Accounting Principles) net cash provided by operating activities less capital expenditures for property, plant and equipment.  A reconciliation of free cash flow to net cash provided by operating activities is included above in the section entitled “Cash Flow.”  Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

Orbital does not intend for the above non-GAAP financial measure to be considered in isolation or as a substitute for the related GAAP measure.  Other companies may define this measure differently.

—more—

Orbital Announces Third Quarter 2011 Financial Results

About Orbital

Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers.  The company’s primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary exploration spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles.  Orbital also provides satellite subsystems and space-related technical services to U.S. Government agencies and laboratories.  More information about Orbital can be found at http://www.orbital.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, those related to our financial outlook, liquidity, goals, business strategy, projected plans and objectives of management for future operating results and forecasts of future events.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements often include the words “anticipate,” “forecast,” “expect,” “believe,” “should,” “intend,” “plan” and words of similar substance.  Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement.  Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, new product development programs, achievement of important performance milestones on significant contracts, product performance and market acceptance of products and technologies, government contract procurement and termination risks and income tax rates, as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K, could impact Orbital’s actual financial  and operational results.  Orbital assumes no obligation for updating the information contained in this press release.

A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.
— attachments below —

—more—

Orbital Announces Third Quarter 2011 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	Third Quarter		First Nine Months
	2011	2010	2011	2010

Revenues	$342,170	$314,519	$1,010,472	$948,435
Cost of revenues	267,494	237,844	821,292	737,043
Research and development expenses	26,681	35,367	67,248	95,798
Selling, general and administrative expenses	23,327	21,952	64,340	66,645
Income from operations	24,668	19,356	57,592	48,949
Interest income and other	369	486	12,561	1,232
Interest expense	(2,880)	(2,418)	(8,217)	(7,120)
Income before income taxes	22,157	17,424	61,936	43,061
Income taxes	(5,684)	(6,795)	(11,912)	(16,819)
Net income	$16,473	$10,629	$50,024	$26,242

Basic income per share	$0.28	$0.18	$0.85	$0.45
Diluted income per share	0.28	0.18	0.84	0.45

Shares used in computing basic income per share	58,598	57,899	58,441	57,550
Shares used in computing diluted income per share	58,987	58,482	58,985	58,226

—more—

Orbital Announces Third Quarter 2011 Financial Results

ORBITAL SCIENCES CORPORATION
Segment Information
(in millions)

	Third Quarter		First Nine Months
	2011	2010	2011	2010
Revenues:
Launch Vehicles	$116.5	$105.8	$353.2	$301.8
Satellites and Space Systems	141.1	121.8	432.0	361.7
Advanced Space Programs	112.2	103.2	308.1	331.7
Eliminations	(27.6)	(16.3)	(82.8)	(46.8)
Total Revenues	$342.2	$314.5	$1,010.5	$948.4

Income from Operations:
Launch Vehicles	$5.2	$5.0	$7.1	$13.0
Satellites and Space Systems	11.5	7.5	30.2	22.7
Advanced Space Programs	8.0	7.8	20.3	15.8
Corporate	—	(0.9)	—	(2.6)
Total Income from Operations	$24.7	$19.4	$57.6	$48.9

—more—

Orbital Announces Third Quarter 2011 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2011	2010
Assets
Cash	$303,972	$252,415
Receivables, net	397,633	326,543
Inventory	54,313	56,217
Deferred income taxes, net	40,796	24,348
Other current assets	14,074	18,111
Total current assets	810,788	677,634
Non-current investments	9,700	8,600
Property, plant and equipment, net	251,583	232,706
Goodwill	75,261	74,747
Deferred income taxes, net	22,277	47,806
Other non-current assets	27,575	21,043
Total Assets	$1,197,184	$1,062,536

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$267,690	$248,835
Deferred revenues and customer advances	158,116	112,182
Total current liabilities	425,806	361,017
Long-term debt	129,745	125,535
Other non-current liabilities	16,969	7,367
Total stockholders’ equity	624,664	568,617
Total Liabilities and Stockholders’ Equity	$1,197,184	$1,062,536

—more—

Orbital Announces Third Quarter 2011 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	September 30, 2011
	Third Quarter	Nine Months

Net income	$16,473	$50,024
Depreciation and amortization	7,988	24,464
Deferred income taxes	5,915	9,970
Changes in assets and liabilities	(4,733)	2,047
Other	1,022	8,122
Net cash provided by operating activities	26,665	94,627
Capital expenditures	(10,344)	(43,118)
Net cash used in investing activities	(10,344)	(43,118)
Net proceeds from issuance of common stock	607	1,971
Debt issuance costs	(146)	(3,084)
Other	448	1,161
Net cash provided by financing activities	909	48
Net increase in cash	17,230	51,557
Cash, beginning of period	286,742	252,415
Cash, end of period	$303,972	$303,972

###